Exhibit 10.16

OLIVIA GREETS

Standard Reseller Agreement

March 12, 2010 (“Effective Date”)

The Olivia Greets Standard Reseller Agreement is made and entered into as of the Effective Date (“Definitive Agreement”) by and between Merrick Healthcare Solutions, LLC DBA Olivia Greets, a Delaware limited liability company, having a principal place of business at 233 North Michigan Avenue, Suite 2330, Chicago, IL 60601 (“Olivia Greets”) and Merge Healthcare Incorporated, having a principal place of business at 6737 W. Washington St., Suite 2250, Milwaukee, WI 53214 (“Company”).

RECITALS

Both Olivia Greets and Company agree to enter into the following as part of the Definitive Agreement:

1.	Olivia Greets provides Services (as defined herein) that are delivered through the Olivia Greets platform. Olivia Greets provides limited support to the Company for the Services.

2.	Company is in the business of selling products and services and is interested and able to successfully introduce, promote, resell, provide, and support Olivia Greets’ Service(s).

3.
Company wishes to be granted a non-exclusive, non-transferable limited license to market, resell and supply the Services through Company’s operations, consistent with the terms and conditions of this Definitive Agreement.

4.	Company acknowledges that the Service incorporates both software and hardware (if applicable).

NOW, THEREFORE, In consideration of the mutual promises contained in this Definitive Agreement, Olivia Greets and Company hereby agree as follows:

1.	Definitions

a.	“Access Control Hardware” means the hardware installed to allow the Olivia Greets solution to unlock and lock a door for a user of the Olivia Greets service.

b.	“Activation Fee” is the fee payable by the Company for the activation of each Registered Panel for a given Subscriber.

c.
“Automated Interaction” is a connection made between End User and a client-based or hosted automated system provided by Olivia Greets.  An Automated Interaction begins when an End User makes an individual request and ends when the system completes its responsibilities associated with that individual request.

d.
“Business Day” means any day except Saturdays and Sundays and the following United States holidays: January 1, last Monday of May, July 4, first Monday of September, fourth Thursday and Friday of November and December 25, during the hours of 8:30 a.m. through 5:30 p.m. Central Time.  If any of the foregoing holidays should fall on a weekend day, such holiday shall be observed on the closest non-weekend day.

e.	“Subscriber Contract” is the agreement between the Subscriber and Company that includes the terms and conditions for delivery of the Olivia Greets Service.

f.	“Data Center” means a center(s) upon which Olivia Greets Services’ applications and data reside to allow Company to provide Service to Subscribers.

g.	“End User” means the individual who initiates an Automated Interaction and/or Live Interaction using Subscriber’s Olivia Greets Service.

h.	“Hardware” means hardware supplied to Company and installed at Subscriber’s location to enable the Olivia Greets Service.

i.
“Licensed Software” means software programs developed and the software integrated from third parties that is supplied to Company to allow them to supply the Olivia Greets service.  Some of the Licensed Software is licensed and some of the Licensed Software is proprietary to Olivia Greets, contains Olivia Greets trade secrets, and is copyrighted and patented.

j.
“Live Interaction” is a telephonic, internet-based, and/or other connection made between End User and a live agent provided by Olivia Greets.  A Live interaction begins when an End User makes an individual request and ends when the service agent completes their responsibilities associated with that individual request.

k.	“Other Fees” are fees charged to Company for services provided to Subscriber that are in addition to the Panel Monthly Package Fees, Activation Fees, and the User Interaction Fees.

l.	“Panel Monthly Package Fees” are the fees paid per month per Registered Panel to Olivia Greets by Company for the service package used by Subscriber(s) of Registered Panel(s).

m.	“Parties” means Olivia Greets and Company, and “Party” means Olivia Greets or Company.

n.
“Registered Panel” means a portable PC (traditionally with touch screen capabilities) supplied by Olivia Greets to Company which requires a unique identifying registration license code to be activated and used.  The PC provides the user interface and audio and video to support Olivia Greets services.  It may be affixed to a wall or similar vertical surface, placed on a horizontal surface, such as a reception desk, or contained in a kiosk.  The Registered Panel will have Licensed Software resident on the system to provide the Service(s).

o.
“Return Location” means the location where Company returns Registered Panel(s).  The location may be changed without notice by Olivia Greets.  To determine the location to return the Registered Panel(s), send an e-mail to returnlocation@oliviagreets.com.

p.
“Service” (or “Olivia Greets Service”) is anywhere, anytime, global virtual greeting service.  It is delivered via a Registered Panel and incorporates proprietary software.  A full set of features will be published regularly.  The current service and service package available and planned is included in Exhibit A.1.

q.
“Service Fee Commitment” means the minimum recurring service fees that Company will pay to Olivia Greets for Services.  The commitment is applied monthly starting on the first day of month on or after anniversary date of the Definitive Agreement.

r.	“Severity Level 1 Defect” shall mean a problem/defect that causes complete loss of use of the Service and cannot reasonably continue. The problem/defect has one or more of the following attributes:

i.	Critical functionality is not available. The Service cannot continue because a vital feature is inoperable.

ii.	Data corruption. Physical or logical data is unavailable or incorrect.

iii.	System crashes repeatedly and continues to fail after restart attempts.

s.
“Severity Level 2 Defect” shall mean a problem/defect that causes an internal software error or incorrect behavior causing loss of the Service and no acceptable workaround is available, however operations can continue in a restricted scaled-back manner:

i.	System hangs. The process hangs indefinitely or there is server performance degradation causing unreasonable waits for resources or responses as if the system is hanging.

ii.	Important functionality is unavailable yet the system can continue to operate in a restricted manner.

t.
“Severity Level 3 Defect” shall mean a problem/defect that causes minimal loss of or functionality of the Service and the impact of the problem is minor or an inconvenience such as a manual bypass to restore the systems functionality.

u.	“Severity Level 4 Defect” shall mean a problem/defect in the Service that does not cause a loss of service, does not impede the operation of the system, or are user suggestions.

v.
“Standard Monthly Usage Fees” means the total of the Monthly Package Fees, User Interaction Fees, and Value in Kind Marketing for the Company in a month.  Activation Fees, Other Fees and fees associated with purchase and installation of Access Control Hardware is not included in the Standard Monthly Usage Fees.

w.	“Subscriber” means the customer to whom Company provides Olivia Greets service.

x.
“Subscriber Support — Level 1” means support activities relating to direct interactions with Subscribers or affiliates for the purposes of logging the issue and attempting to resolve the issue for simple and/or known problems.

y.
“Subscriber Support — Level 2” means support activities related to internal analysis and direct interactions with external suppliers for the purposes of analysis and troubleshooting of Olivia Greets solution to determine the specific element(s) causing an issue.

z.
“Subscriber Support — Level 3” means support activities related to direct interactions for the purposes of analysis and troubleshooting of a specific element(s) where an error has been identified and is deemed a Severity Level 1 Defect, Severity Level 2 Defect, or Severity Level 3 Defect.

aa.	“Term” means the time period during which this Definitive Agreement is in effect.

bb.
“Territory” means locations provided in Exhibit B where Company can sell, market, and provide Subscriber(s) Olivia Greets Service(s) and which the Company can ship, install, and maintain Registered Panel(s).  Regardless of list on Exhibit B, Territory does not include countries to which export or re-export of Licensed Software is prohibited under the applicable United States export laws

cc.
“ULA” or “User License Agreement” is a written sublicense agreement which is signed in connection with or as part of Subscriber Contract between Company and Subscriber that includes terms and conditions similar to and no less restrictive than those set forth in the minimum sublicense terms in User License Agreement in Exhibit E of the Definitive Agreement.

dd.	“User Interaction” means a unique interaction in which Company, Subscriber, and/or End User initiates request to provide Olivia Greets Service.

ee.	“User Interaction Fee” means the fees paid to Olivia Greets by Company for each interaction of the Olivia Greets service.

ff.	“Value in Kind Marketing” means marketing and outbound sales efforts executed by Company to market, promote, and sell Olivia Greets Services and agreed to in writing by both Parties.

2.	Licenses

a.	With regards to the Licensed Software, Olivia Greets extends to the Company a non-exclusive, non-transferable, revocable limited license in the Territory to:

i.
Use and reproduce Licensed Software in object code format for the purposes of providing Services to Subscribers from Companies’ operations center as permitted under the terms of this Definitive Agreement.

ii.	Use, configure, and customize Licensed Software hosted by Olivia Greets as permitted under the terms of this Definitive Agreement.

iii.	To install, configure, and support Hardware at Subscriber’s location for the purposes of providing Olivia Greets Service as required under the terms of this Definitive Agreement.

iv.	As permitted under the terms of this Definitive Agreement, market, sell, distribute and/or extend a sublicense to such Licensed Software to the Subscriber who is bound by Olivia Greets’ standard ULA.

v.
As permitted under the terms of this Definitive Agreement, market, sell, distribute, install and/or extend a sublicense to such Licensed Software for the purposes of providing Services.  The Subscriber of the Registered Panel must be bound by Olivia Greets’ standard ULA.

b.
Olivia Greets will be provided, per the terms of the ULA between the Company and the Subscriber, with the right to access, diagnose, and provide updates to Subscribers’ Hardware and Licensed Software online and onsite to provide Support for Services.  If aforementioned access is not provided, Olivia Greets will not be bound to provide support as required within this Definitive Agreement and will not be in breach of Definitive Agreement for not providing support.

c.
Olivia Greets will be provided, per the terms this Definitive Agreement, with the right to access, diagnose, and provide updates to Licensed Software online and onsite for Company’s Olivia Greets operations to provide Support for Services.  If aforementioned access is not provided, Olivia Greets will not be bound to provide support as required within this Definitive Agreement and will not be in breach of Definitive Agreement for not providing support.

d.
In the event in which Company breach is not cured within 30 days after written notice of such breach, Olivia Greets has the right to turn off Service to Company and its Subscribers and retrieve Registered Panels located for the Company’s Subscribers and/or to provide Service to Subscriber directly or to provide Service via another partner.

e.
Olivia Greets shall have the right to modify the ULA from time to time.  Except for the ULA, all agreements relating to Subscribers’ use of the Service shall be between Company and the respective Subscribers.

f.
At Olivia Greets sole discretion and sole hardware cost, Olivia Greets shall have the right to require Company to replace a Subscribers’ Registered Panel upon request.  Company will replace Subscribers’ Registered Panels within a reasonable period of time, not to exceed 90 days unless agreed to by Company and Olivia Greets.

g.
Any upgrade or update to the Licensed Software or replacement of the Licensed Software is considered to be the same as the Licensed Software that it upgrades, updates, or replaces, and no new licenses are granted.  Upgrades, updates, or replacement Licensed Software are provided solely at Olivia Greets’ discretions.

3.	Restrictions

a.
Company shall have no authority to bind or obligate Olivia Greets under any subscription agreement or otherwise (including representations or warranties regarding the Service), and shall not represent to anyone that it has such authority.

b.
Company will not (a) copy, modify, disassemble, decompile or reverse engineer Software and (b) use, distribute or otherwise dispose of such Licensed Software, except as expressly permitted under this Definitive Agreement.  Olivia Greets reserves all right, title and interest in and to Licensed Software not expressly granted by Olivia Greets under this Definitive Agreement.

c.
Company agrees not to develop, represent, license, market, sell and/or have any interest in a service similar to that of Olivia Greets or that competes with Olivia Greets Service for a period of two (2) years after termination of the Definitive Agreement.

d.
Each Party agrees that it will not, during and for a period of two (2) years from termination of this Definitive Agreement, directly knowingly solicit any executive, employee, or officer of the other Party with a view to offering them employment or any other form of engagement.  However, the foregoing provision will not prevent a Party from employing any such person who contacts the other Party on his or her own initiative without any solicitation by or encouragement from the Party.  For purposes hereof, general solicitations (e.g., postings, ads) shall not be deemed solicitation.

e.	Company is prohibited from selling and/or providing Olivia Greets services in any city, state or country as prohibited by law.

f.
Notwithstanding Company’s obligation to provide the company logo and website link to Olivia Greets to be used only for it standard customer lists, Olivia Greets may not use Company’s name, trademarks, or logos or disclose any other Company information in regards to Company’s Olivia Greets products or services in Olivia Greets advertising, press, promotions and similar public disclosures without Company’s prior written consent.

4.	Ownership

a.
As between Olivia Greets and Company, the Licensed Software, any improvements to the foregoing, and any other Confidential Information of Olivia Greets, and any copies thereof, are the sole property of Olivia Greets, its suppliers and licensors, as applicable.

b.	Olivia Greets and/or its suppliers will not maintain ownership of the Registered Panel.

c.
Company and/or Subscriber can purchase Access Control Hardware from Olivia Greets or from one of Olivia Greets approved suppliers.  Subscriber, Company, Access Control Hardware approved supplier, or a Hardware leasing partner will maintain ownership of Access Control Hardware.

d.
Olivia Greets will have access to Subscriber data.  Olivia Greets can use data for support purposes and in aggregate for sales and marketing activities.  In no event does Olivia Greets have the authority to reveal the Subscriber or their specific data without written consent from Company and Subscriber.

5.	Duties and Commitments

a.	Company

i.
In performing under this Definitive Agreement, Company shall at all times act in accordance with this Definitive Agreement, with guidelines and procedures furnished to Company by Olivia Greets, with customary commercial practices and with applicable law.

ii.	Company shall give Olivia Greets prompt written notice of any change in any of Company’s data set forth in the recital paragraph of this Definitive Agreement.

iii.	Company agrees to a Service Fee Commitment as listed in Exhibit C.

iv.
Company will provide Olivia Greets with Company logo and website link to be used only for its standard customer lists.  Olivia Greets shall not use Company logo and marketing materials without the express consent of Company.

v.
If Company, in its sole and reasonable opinion believes that sufficient marketing opportunities exist, Company will develop and execute an appropriate sales and marketing plan, which will be reviewed by Company and Olivia Greets on a regular basis, to target prospective Subscribers of the Olivia Greets services.  Company shall use commercially reasonable efforts to secure subscriptions to the Service from Subscribers in the Territory.

vi.
Company shall, as it deems appropriate, maintain a Web site and establish on that Web site a Service information page(s), with sufficient information regarding the Olivia Greets offering (s).  The Olivia Greets information should be updated on a timely basis and should include new Service and feature releases.

vii.
Upon signing Definitive Agreement, Company shall provide to Olivia Greets such information as is required to enable Olivia Greets to (i) establish Company’s business management account within its accounting systems, (ii) coordinate links to the Service’s on-line knowledge base for support and (iii) coordinate additional links between Company’s Web site and the Olivia Greets Web site as appropriate.

viii.
Upon signing a new Subscriber; adding, modifying, or subtracting a Registered Panel; Company shall provide to Olivia Greets such information as is required for each new Subscriber using a Registered Panel to enable Olivia Greets to execute on its duties as defined herein.  See Exhibit D for details on information required.

ix.	Company must enter into an ULA with Subscriber.

1.	Company shall ensure that each Subscriber is aware of and is subject to the terms of ULA.

2.
ULA will provide Olivia Greets with the right to access, diagnose, and provide updates to Hardware and Licensed Software online and onsite to provide Support for Services.  To the extent that Olivia Greets undertakes such rights, Olivia Greets agrees to execute the appropriate Business Associate Agreement and comply with the Health Insurance Portability and Accountability Act (“HIPAA”) at all times.

x.
Company shall be responsible for coordination and/or installation of Hardware, configuration, installation, proper network connectivity and maintenance of the network connection between the Registered Panel, configuration of portal for Subscriber, training of Subscriber, and providing Subscriber Support — Level 1 and Subscriber Support — Level 2 as defined herein.

xi.	Where necessary, Company shall facilitate the User’s provision of access online and onsite to Registered Panel to enable Olivia Greets to perform its duties under this Definitive Agreement.

xii.	If Subscriber ends Service, Company will deactivate Subscriber from system on the last day of Service.

b.	Olivia Greets

i.	Olivia Greets commits to provide the platform for Company to provide Services to Subscribers as provided in this Definitive Agreement.

ii.	Olivia Greets, on its own or in conjunction with a partner, shall provide and operate the Data Center for the Company to provide Services to their Subscribers.

iii.	After receipt of signed Definitive Agreement, Olivia Greets will create secured user accounts for Company and its Subscribers.

iv.
Upon proper request by Company, Olivia Greets will supply the Company with the Hardware and Licensed Software to provide Services permitted by this Definitive Agreement and listed in Exhibit A.1.  After receipt of Registered Panels, Olivia Greets will configure and ship Registered Panels to Company’s location specified in order form — see Exhibit D for additional information.

v.
Olivia Greets may purchase marketing support from Company in effort to support sales efforts.  Company has option per Olivia Greets written request to perform marketing activities as Value in Kind Marketing and will count towards Service Fee Commitment.

vi.	Olivia Greets will provide Subscriber Support — Level 2 and Subscriber Support — Level 3 as defined within this Definitive Agreement.

vii.	Olivia Greets will provide the training as defined within this Definitive Agreement.

viii.
Upon receipt and acceptance of order by Olivia Greets, Olivia Greets will order necessary Hardware and forward to Company.  A registration number will be sent within ten (10) business days of order acceptance.  The Hardware will be delivered to Company.  The registration number is used to register a Subscriber Registered Panel, which is then activated for Service.  The activation process will occur automatically through the Subscriber’s Registered Panel or similar web interface.

c.	Joint

i.
Company and Olivia Greets agree to issue a joint press release no later than sixty (60) days after the effective date of the Definitive Agreement, announcing the Definitive Agreement.  All press releases will be subject to each Party’s prior written approval, which will not be unreasonably withheld or delayed.  Olivia Greets acknowledges that Company may be in a quiet period due to mergers or acquisition activity from time to time that may limit Company’s ability to make such press releases.  Company represents that it will keep Olivia Greets apprised of such limitations where applicable.

ii.	At a time that is mutually convenient for both parties, Olivia Greets will provide “train the trainer” support with Company:

1.	to enable effective sales training and product demonstrations.

2.	to enable Company sales support to order, configure, and customize Olivia Greets solution for Subscriber.

3.	to enable Company customer support personnel to provide level 1 customer service. Company will provide monthly reports or file online reports to document the support process.

4.	to enable Company call agents to provide Olivia Greets services to their Subscribers.

6.	Support; Defects; Custom Integration and Customizations

a.	Licensed Software patches and updates are included at no additional charge to Company as long as their account is in good standing.

b.	New features and services may be included within existing package or may require additional fees.

c.	Subscriber specific customizations (e.g. avatar customization, Subscriber IS integration, etc.) will be reviewed on a case-by-case basis. Additional fees may be required.

d.	Subscriber Support

i.
Company will provide Subscriber Support — Level 1 to Subscriber.  Company is the initial point of contact for Subscriber inquiries regarding the Service.  Company must enter all support requests related to Services into Olivia Greets system.

ii.
Olivia Greets will provide and coordinate Subscriber Support — Level 2 for Licensed Software and Registered Panel.  Access Control Hardware support will be provided by entity that manufactured or installed the Access Control Hardware.

iii.	Defects, Broken, and Stolen Registered Panel and Access Control Hardware

1.
Olivia Greets is NOT responsible for Registered Panels broken (due to negligence or misuse), altered or damaged (during installation or removal), or stolen / lost.  Company is responsible for replacing Registered Panels or providing provisions in their agreement with Subscriber to make Subscriber responsible for replacing Registered Panels in these circumstances.

2.	Olivia Greets is responsible for manufacturing defects of Registered Panel.

3.
Olivia Greets is NOT responsible for broken, damaged/altered, or stolen/lost Access Control Hardware.  The entity that manufactured or installed the Access Control Hardware may provide support based on their terms and conditions.

4.
Olivia Greets is NOT responsible for manufacturing defects of Access Control Hardware.  The entity that manufactured or installed the Access Control Hardware may provide support based on their terms and conditions.

e.	Olivia Greets Defect Resolution

i.
Olivia Greets will use reasonable commercial efforts to respond to Customer’s request within the timeframes set forth below.  Olivia Greets shall use commercially reasonable efforts to correct the problems/defects in accordance with the guidelines set forth in the table below or provide Customer with a way to temporarily work around the critical problem if able to do so, or notify Customer on a regular basis as to the progress of the corrective efforts, until such time as a correction can be made.

ii.	Availability does not include regularly scheduled maintenance events, or customer caused outages or disruptions.

iii.
A reported defect that is a failure of the local internet connection, broader public system outage or any other failure caused by circumstances outside the sole control of Olivia Greets will not be held to the Target Resolution provided below.

Severity Level	Target Response Time	Target Resolution (no code fix required)	Target Resolution (code fix or hardware required)
Severity Level 1 Defects	Within 4 Business Day	6 Business Day hours	8 Business Day hours
Severity Level 2 Defects	Within 6 Business Day	16 Business Day hours	24 Business Day hours
Severity Level 3 Defects	Within 8 Business Day	4 Business Days	10 Business Days
Severity Level 4 Defects	Within 2 Business Days	* Olivia Greets may incorporate such suggestions as deemed appropriate by Olivia Greets.

7.	Pricing; Payment

a.
Olivia Greets shall invoice Company according to the terms and conditions of this Definitive Agreement.  All payments will be made in U.S. dollars, by check or wire transfer to the address or bank account designated by Olivia Greets.

b.	If Company is delinquent in the payment of any sum due hereunder, Olivia Greets will have the right to suspend performance until such delinquency is corrected.

c.
Company shall determine its own resale prices unilaterally, and shall not share any pricing information with Olivia Greets.  Olivia Greets may use suggested resale prices, but those are suggestions only, and Company shall freely determine its own prices.  Panel Monthly Package Fees — are fees invoiced to Company in advance for the Registered Panels used by its Subscribers.  The invoice is sent out on the first day of service (prorated) or the first day of the month based on the package selected by the Subscriber for the Registered Panel.  See Exhibit C for Monthly Package Fees.

d.
User Interaction Fees — are fees invoiced on the first day of the following month for the usage of the Olivia Greets service.  The User Interaction Fee per Registered Panel is equivalent to User Interaction Fee per Interaction multiplied by the number of User Interactions on that Registered Panel.  Olivia Greets has the right to change the User Interaction Fees.  Though, the User Interaction Fees for the Company will not change during the Term of the Definitive Agreement.  User Interaction Fees will adjust upon renewal of the Definitive Agreement at the end of the Term of the Definitive Agreement.  See Exhibit C for the User Interaction Fee per Interaction

e.
Other Fees — are fees that are in addition to Monthly Package Fees or User Interaction Fees.  The fees are due on the first day of the following month for the usage of the Olivia Greets service.  Olivia Greets has the right to change the Other Fees upon 30 days notice to Company.  The Other Fees for the Company may change during the Term of the Definitive Agreement.  See Exhibit C for specific details on Other Fees.

f.
Activation Fees — are fees that are due upon ordering a Registered Panel for a Subscriber.  The Activation Fees are invoiced on the first day of the month following the order of the Panel.  Olivia Greets has the right to change the Activation Fees.  Though, the Activation Fees for the Company will not change during the Term of the Definitive Agreement.  Activation Fees will adjust upon renewal of the Definitive Agreement at the end of the Term of the Definitive Agreement.  See Exhibit C for the Activation Fee per Registered Panel.

g.
Access Control Hardware — if Company and/or Subscriber purchases Access Control Hardware from Olivia Greets, payable amount is invoiced upon signature and installation will not commence until payment is received.  See Exhibit C for the estimate of costs for Access Control Hardware.  Actual cost for equipment and installation will be quoted upon request.

h.
For any given full month of Service if the Standard Monthly Usage Fee is not greater than or equivalent to the monthly portion of the Service Fee Commitment as defined in Exhibit C, Olivia Greets will invoice Company on the first day of the following month an additional fee equivalent to the difference between the Standard Monthly Usage Fee and the monthly portion of the Service Fee Commitment.  The Service Fee Commitment is applicable to the first full month of Service and each month thereafter.  Unless otherwise provided in Exhibit C, the monthly portion of Service Fee Commitment is equal to the annual commitment divided by 12.

i.
Company shall pay any and all shipping fees and any and all taxes, duties and levies imposed by all federal, state, local and foreign authorities (including, without limitation, export, sales, use, withholding, excise and value-added taxes) based on the transaction or payments under the Definitive Agreement.  Such payments will be invoiced upon shipment.

j.
Right of Audit.  Company agrees to maintain accurate records containing information necessary for the determination of fees payable under the Definitive Agreement, which records shall upon reasonable notice of Olivia Greets be reviewed no more often than once per year during business hours for inspection by an independent accountant selected by Company and acceptable to Olivia Greets (which acceptance shall not be unreasonably withheld) for the sole purpose of verifying the accuracy of Company’s reports.  In the event an underpayment of the amounts due to Olivia Greets exists, Company shall pay such amount promptly.  If such underpayment is more than 2% of the amounts due to Olivia Greets, Company shall be responsible for the reasonable costs of such audit.  Otherwise, Olivia Greets is responsible for the reasonable costs of the such audit.

k.	Unless otherwise specified herein, Payment terms are net 30 and are not contingent upon Company collecting receivable from Subscriber.

8.	Term and Termination

a.
The Term of this Definitive Agreement shall commence as of the Effective Date and shall continue until twelve consecutive months from the last day of the month of such date.  Thereafter, this Definitive Agreement shall automatically renew for successive twelve month terms unless either Party gives written notice of termination to the other Party at least 30 days prior to the end of the then-current term.

b.
Without limitation to any other rights available under this Definitive Agreement, this Definitive Agreement may be terminated (i) by either Party for the material breach of this Definitive Agreement or of a representation, warranty or covenant contained herein by the other Party, which breach is not cured within sixty (60) days after written notice of such breach by the terminating Party, (ii) by Olivia Greets if Olivia Greets discontinues the Service or discontinues the distribution of the Service in the Territory and gives Company 30 days’ prior written notice of the applicable discontinuation, (iii) by Olivia Greets providing written notice if Company has not acquired any Subscribers within 90 days of the Effective Date of this Definitive Agreement, or (iv) by either party providing written notice if to the other party upon that party filing a petition for bankruptcy or insolvency, has an involuntary petition under bankruptcy laws filed against it, commences an action providing for relief under bankruptcy laws, files for the appointment of a receiver, makes an assignment for the benefit of creditors or is adjudicated a bankrupt concern.

c.
In the event of expiration or any termination of this Definitive Agreement, the obligations of the parties under this Definitive Agreement shall cease as of such expiration or termination, except (i) for obligations (including payment obligations) that accrued prior to termination; (ii) that, if the determining event was not a termination of this Definitive Agreement by Olivia Greets, Company shall be entitled to continue its Service subscriptions existing at the time of such expiration or termination, subject to Company’s compliance with all of the terms and conditions of this Definitive Agreement with respect thereto (including payment for Services(s)); and (iii) as may otherwise be expressly provided in this Definitive Agreement.

d.
In the event of a termination resulting from a breach by the Company under “b(i)” or “b(iv) above, Olivia Greets has the option to continue the relationship with the Subscriber(s) directly including but not limited to providing Services directly and billing Subscriber(s) and/or to introduce Subscriber(s) to another reseller partner.  In such event, Company agrees it has no right to any financial consideration from Company, Subscriber, and/or other reseller partner.

9.	Limitation of Liabilities

a.
EXCEPT FOR A BREACH OF CONFIDENTIALITY, OLIVIA GREETS AND ITS SUPPLIERS’ LIABILITY UNDER ANY CLAIM ARISING OUT OF THIS DEFINITIVE AGREEMENT SHALL NOT EXCEED THE FEES PAID TO OLIVIA GREETS BY COMPANY DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE CAUSE WHICH GAVE RISE TO SUCH DAMAGES.  NEITHER OLIVIA GREETS NOR ITS SUPPLIERS WILL BE LIABLE FOR LOSS OR REVENUE, SALES, LOST PROFITS, CONTRACTS, BUSINESS INTERRUPTION, BUSINESS INFORMATION, OR GOODWILL OR LOSS OF DATA, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, UNDER ANY THEORY OF LIABILITY, EVEN IF OLIVIA GREETS IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b.
The parties acknowledge and agree that these limitations are an essential basis of the bargain between the Parties, and that these limitations will apply notwithstanding any failure of essential purpose of any limited remedy.

10.	Proprietary Rights and Intellectual Property

a.
All right, title and interest in and to the Service, including all copyrights, trademarks, service marks, logos, names, patents and other intellectual property embodied in the Service or provided by Olivia Greets in connection therewith (including but not limited to the Services, Licensed Software and the mark “Olivia Greets”) shall remain the property of Olivia Greets.

b.	Company shall have a right to use such Olivia Greets properties only for the limited purpose of distributing and promoting the Services in the Territory in accordance with this Definitive Agreement.

c.	Company may use literature and other promotional materials to aid in marketing the Olivia Greets Service only if such materials have been provided or approved in advance by Olivia Greets.

d.
In marketing the Services, Company may reference its own name or brand in association with the Service, rather than Olivia Greets’, if done in a manner that does not prejudice Olivia Greets’ intellectual property rights in and to the Services.

11.	Representations, Warranties, and Insurance

a.
Each Party represents and warrants to the other Party that (a) it has the full power, authority and legal right to execute, deliver and perform this Definitive Agreement, (b) this Definitive Agreement has been duly authorized, executed and delivered by it and (c) this Definitive Agreement is a legal, valid and binding obligation enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to general principles of equity.

b.
Subject the terms of the Definitive Agreement, each Party hereto shall indemnify and hold harmless the other Party, such other Party’s affiliates, and the officers, directors, employees, agents and representatives of all thereof from and against any and all claims, damages, actions, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to a breach by such Party of any of its representations, warranties or undertakings set forth in this Definitive Agreement or arising out of or relating to such Party’s intentionally wrongful or grossly negligent conduct in connection with this Definitive Agreement.

c.	Olivia Greets makes no representations or warranties of any kind to Company with respect to the Service, other than any that are expressly set forth in this Definitive Agreement.

d.	If Company makes any representations or warranties to Subscribers with respect to the Service, such representations and warranties shall be the sole responsibility of Company.

e.
Each Party shall at all times during the Term of this Definitive Agreement maintain such insurance coverage, if any, that is commercially reasonable in light of the nature, volume and location of such Party’s business activities in connection with this Definitive Agreement.

12.	Indemnification

a.
Olivia Greets will indemnify and defend, at its expense, any action brought against the Company that is based on a claim that the Licensed Software, as provided by Olivia Greets and used in the manner authorized under this Agreement, infringes a U.S. patent, copyright, trade secret, or other U.S. proprietary right of a third party (“Infringement”).

b.
Olivia Greets will pay any costs, damages, and reasonable attorney’s fees finally awarded to such third party in such action which are attributable to such claim of Infringement, and will pay all settlement amounts agreed to in writing by Olivia Greets, provided that Company (i) notifies Olivia Greets in writing within fifteen (15) days of the date Company first becomes aware of a claim or the possibility thereof, (ii) gives Olivia Greets sole control of the settlement, compromise, negotiation, and defense of any such claim, and (iii) cooperates with Olivia Greets with respect to any such claim.  Olivia Greets may, at its option, obtain the right to continue use of the Licensed Software, substitute other equivalent software, or modify the Licensed Software so that it is no longer infringing, or terminate this Agreement.

c.
The foregoing indemnity shall not apply to any Infringement claim arising from (i) Licensed Software which has been modified by parties other than Olivia Greets; or (ii) use of the Licensed Software in conjunction with the Company product, service, or other software or hardware where such combination gives rise to the Infringement claim.

d.
Company shall defend, indemnify and hold Olivia Greets harmless from and against any claim that a Company product, service, or software infringes any patent, copyright, trade secret, or other proprietary right of a third party.  Company will pay any costs, damages, and reasonable attorney’s fees finally awarded to such third party in such action which is attributable to such claim of infringement, and will pay all settlement amounts agreed to in writing by Company.  The foregoing obligation is subject to Olivia Greets reasonably notifying Company of any such claim and granting Company the sole control of the defense and settlement of such claim.

e.	THE FOREGOING SETS FORTH THE PARTIES’ SOLE RIGHTS AND LIABILITIES WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

13.	Confidentiality

a.
The terms and conditions of this Definitive Agreement, and all proprietary information regarding the Service and its distribution, shall be confidential between the parties, and neither shall reveal such terms, conditions or information to any third parties other than its accountants or attorneys or as required by process of law.

14.	Miscellaneous

a.
All demands, notices and communications under this Definitive Agreement shall be in writing and shall be deemed duly given if delivered by hand, by recognized commercial courier or by certified mail (with return receipt), in each case with postage or delivery charges pre-paid, as follows (“Contact Information”):

Merrick Healthcare Solutions, LLC DBA Olivia Greets 233 N. Michigan Ave, Suite 2330 Chicago, IL 60601 legal@oliviagreets.com	Merge Healthcare Incorporated Jim Farrell 200 E. Randolph St., Suite 2435 Chicago, IL 60601 jfarrell@merge.com with a CC to: General Counsel, Merge Healthcare at same address

b.
Any provision of this Definitive Agreement that is prohibited or held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions of this Definitive Agreement.

c.
Either Party may assign its rights and obligations under this Definitive Agreement (i) with the prior written consent of the other Party (which shall not be unreasonably withheld), or (ii) as part of the transfer of all or substantially all of its related business assets.  Any permitted assignment shall bind and inure to the benefit of the parties and their successors and assigns.

d.
No term or provision of this Definitive Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.  No waiver of any breach of any provision of this Definitive Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.

e.
This Definitive Agreement does not authorize either Party to act for, or on the behalf of, the other Party.  Olivia Greets and Company shall be considered independent contractors to one another, and nothing in this Definitive Agreement shall be construed as creating an employer-employee, agency, partnership or joint venture relationship between the parties.

f.
Neither Party shall be deemed in breach of this Definitive Agreement to the extent that performance of its obligations is prevented or delayed by reason of any act of God, fire, natural disaster, accident, riot, act of government, shortage of materials or supplies, failure of transportation or communication, third party nonperformance (including, without limitation, failure of performance by common carriers, interexchange carriers and local exchange carriers) or any other cause beyond such Party’s reasonable control.

g.	This Definitive Agreement shall be construed in accordance with the laws of the State of Illinois (U.S.A.), without regard to its conflict of law provisions.

h.	Any amendment or modification to this Definitive Agreement must be in writing and signed by both parties.

i.
This Definitive Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute the same Definitive Agreement.  A facsimile signature shall be afforded the same weight as an original, ink signature.

j.
This Definitive Agreement constitutes the entire agreement between the parties.  This Definitive Agreement supersedes and replaces all prior or contemporaneous agreements related to this Definitive Agreement, written or oral, regarding its subject matter.  Upon signature of both Parties of the Definitive Agreement, the Term Sheet is terminated immediately.

k.
The Parties understand and acknowledge that each Party’s products and technical data may be subject to United States export controls (including but not limited to Export Administration Regulations promulgated by the Department of Commerce) and agree to comply with these regulatory requirements.

IN WITNESS WHEREOF, Olivia Greets and Company have duly executed this Definitive Agreement as of the Effective Date above written.

OLIVIA GREETS:		MERGE HEALTHCARE INCORPORATED:
By:	/s/ Tim Krauskopf	By:	/s/ James M. Farrell
Name:	Tim Krauskopf	Name:	James M. Farrell
Title:		Title:

EXHIBIT A.1 — Description of Olivia Greets Service via a Registered Panel

Olivia Greets is the world’s first avatar-based virtual greeting system.  The complete Olivia Greets system is managed via a secure, web-based portal and consists of a touch screen panel and other available modules and is intended for use in, among other industries, healthcare environments.  For more information, please visit our website: www.oliviagreets.com.

Signature for Confirmation of Exhibit A.1 Accepted

OLIVIA GREETS:		MERGE HEALTHCARE INCORPORATED:
By:	/s/ Tim Krauskopf	By:	/s/ James M. Farrell

Exhibit B- Territories

1.           Worldwide

Signature for Confirmation of Exhibit B Accepted

OLIVIA GREETS:		MERGE HEALTHCARE INCORPORATED:
By:	/s/ Tim Krauskopf	By:	/s/ James M. Farrell

Exhibit C— Pricing and Commitments

Term	Amount
Fusion Patient Kiosk 1.0	$7,499.00 per unit (includes freestanding kiosk, 22” touch panel, credit card reader, scanner, U.S. currency bill validator, kiosk software, and the first five screen designs for installation).
Kiosk Customization	$150.00 per hour on a time and materials basis
Call Center Minutes	$99.00 per block of 100 minutes, settled monthly with no carryover. User/computer interaction time is not charged, only time used by human call agents helping users, transcribing scans, etc.
Annual Software Maintenance (Hardware and Software)
20% of purchase price per year.  Includes repaired, refurbished or new replacement parts shipped within 48 hours of RMA authorization.
Replaced parts need to be returned to Olivia Greets within one week.  Also includes the software maintenance and updates (no need to purchase both).  First year provided as warranty service under the same terms.
For maintenance and warranty on systems sold by Company, Olivia Greets agrees to use Company’s RMA system and tracking numbers. Acknowledgements of replacement orders, repairs, and shipping confirmations will be entered into Company’s system or emailed to the appropriate contact at Company.

Pricing is subject to change on an annual basis and such increase shall not exceed pricing established in Exhibit C.  New pricing and terms will be updated periodically and subject to the terms and conditions of this Definitive Agreement.  Price discounts may be available with specified volume purchases.

Signature for Confirmation of Exhibit C Accepted

OLIVIA GREETS:		MERGE HEALTHCARE INCORPORATED:
By:	/s/ Tim Krauskopf	By:	/s/ James M. Farrell

Exhibit D — Order Form for Registered Panel

Subscriber Ordering Registered Panel

Upon execution of an order for a Registered Panel for the Olivia Greets Service between Company and Subscriber, Company will remit signed order form via online interface or via email to: order@oliviagreets.com.  Signed order form must contain the following information:

a.	Subscriber name;
b.	Subscriber point of contact (name, phone, and e-mail) for installation;
c.	Subscriber point of contact (name, phone, and e-mail) for support issues;
d.	Physical location of Registered Panel for Service
e.	Physical location of Registered Panel for delivery;
f.	Description of workflow; and
g.	Subscriber Contract term of Service (in months).

Signature for Confirmation of Exhibit D Accepted

OLIVIA GREETS:		MERGE HEALTHCARE INCORPORATED:
By:	/s/ Tim Krauskopf	By:	/s/ James M. Farrell

Exhibit E — User License Agreement

Subscriber and/or end user acknowledges that the Olivia Greets Licensed Software is licensed for the agreed upon term and is nontransferable and non-sublicense-able.  Subscriber and/or end user acknowledges that such Licensed Software is proprietary to Olivia Greets, contains trade secrets and is patent pending.

Additionally, each party agrees:

A.           to use Confidential Information only for the purposes of agreed to by Olivia Greets or as otherwise expressly permitted by these Terms and Conditions;

B.           not to make copies of Confidential Information or any part thereof except for purposes consistent with these Terms and Conditions; and

C.           to reproduce and maintain on any copies of any Confidential Information such proprietary legends or notices (whether of disclosing party or a third party) as are contained in or on the original or as the disclosing party may otherwise reasonably request.

D.           Olivia Greets and its designated partners will have right to access, diagnose, and provide updates to panel hardware (if applicable) and Licensed Software online and onsite to provide Services required under their Definitive Agreement with Company.

Signature for Confirmation of Exhibit E Accepted

OLIVIA GREETS:		MERGE HEALTHCARE INCORPORATED:
By:	/s/ Tim Krauskopf	By:	/s/ James M. Farrell